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                                 EXHIBIT 21

                       SUBSIDIARIES OF THE REGISTRANT

                         Prior to September 10, 1996

      Acewin Profits Limited, a British Virgin Islands corporation

         China Machine Holdings Limited, a Hong Kong corporation

Wuxi CSI Vibration Isolator Co., Ltd. (55%), a Sino-foreign joint venture




                        After September 10, 1996

        Westronix Limited, a British Virgin Islands corporation

      China Construction Holdings Limited, a Hong Kong corporation

Hangzhou Zhongche Huatong Development Co., Ltd. (51%), a Sino-foreign joint venture